SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:
[   ]  Preliminary information statement
[   ]  Confidential, for use of the Commission only (as permitted by
       Rule 14c-5(d)(2))
[X]  Definitive information statement

                                       Central Maine Power Company
________________________________________________________________
                         (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:

________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:

________________________________________________________________

3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:

________________________________________________________________

(5)  Total fee paid:

________________________________________________________________
[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange
       Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

________________________________________________________________

(2)  Form, Schedule or Registration Statement No.:

________________________________________________________________

(3)  Filing Party:

________________________________________________________________

(4)  Date Filed:

________________________________________________________________

CENTRAL MAINE POWER COMPANY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 10, 2005

TO THE HOLDERS OF COMMON STOCK AND 6% PREFERRED STOCK OF CENTRAL MAINE POWER COMPANY:

         You are hereby notified of the Annual Meeting of Shareholders of Central Maine Power Company to be held at Central Maine Power Company's corporate offices at 83 Edison Drive, Augusta, Maine, on June 10, 2005, at 10:00 a.m. Eastern Daylight Time, to consider and vote on the following matters:

1.   To elect three directors to Central Maine Power's Board of Directors; and

2.   To consider and act upon any other matters that may properly come before the meeting.

         The close of business on May 5, 2005, has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors, R. Scott Mahoney Vice President-Controller, Treasurer & Clerk

Augusta, Maine
May 11, 2005

May 11, 2005

CENTRAL MAINE POWER COMPANY
83 Edison Drive
Augusta, Maine 04336

INFORMATION STATEMENT

GENERAL INFORMATION

         This Information Statement is provided to the holders of record as of the close of business on May 5, 2005, of Central Maine Power Company (hereafter "Central Maine Power" or the "Company") common stock and 6% Preferred Stock in connection with the Annual Meeting of Shareholders of Central Maine Power or any adjournments. The Annual Meeting will be held on June 10, 2005, at 10:00 a.m. at the corporate offices of Central Maine Power, 83 Edison Drive, Augusta, Maine. This Information Statement is being mailed to shareholders on or about May 18, 2005.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

VOTING RIGHTS

         Voting Procedure.  Under Maine law, every shareholder entitled to vote at the Annual Meeting has the right to vote in person or by proxy. Central Maine Power and its directors and officers are not soliciting proxies for the Annual Meeting.

         If you cannot attend the Annual Meeting, Maine law permits you to appoint an agent who will attend the Annual Meeting and vote your shares on your behalf. This appointment is made by giving a person, other than a director or officer of Central Maine Power or CMP Group, Inc. ("CMP Group") a signed written proxy stating that the person named in the proxy is authorized to vote your shares on all matters at the Annual Meeting. Again, please do not send a proxy to Central Maine Power.

         Votes and Shares.  The Board of Directors of Central Maine Power established the close of business on May 5, 2005, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

         As of the close of business on May 5, 2005, there were 31,211,471 shares outstanding of Central Maine Power common stock, all of which were held by CMP Group. Each share of common stock is entitled to one-tenth of one vote, for a total of 3,121,147 votes entitled to be cast by CMP Group on each matter at the Annual Meeting. In addition, as of the record date, there were 5,713 shares outstanding of Central Maine Power 6% Preferred Stock. Each share of 6% Preferred Stock is entitled to one vote, for a total of 5,713 votes entitled to be cast by the holders of 6% Preferred Stock on each matter at the Annual Meeting. At the Annual Meeting, the shares of Central Maine Power common stock and 6% Preferred Stock will vote together as a single class on all matters at that meeting. As a result of its ownership of all 31,211,471 outstanding shares of Central Maine Power common stock, representing 3,121,147 votes, and its 533 shares of Central Maine Power 6% Preferred Stock, representing 533 votes, CMP Group holds 99.8 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock. CMP Group is a wholly-owned subsidiary of Energy East Corporation ("Energy East"). CMP Group intends to vote all of its shares of Central Maine Power common stock and its 533 shares of Central Maine Power 6% Preferred Stock in favor of Proposal 1 at the Annual Meeting. Proposal 1 is described in this Information Statement.

         Quorum.  A majority of the total votes entitled to be cast at the Annual Meeting by the holders of Central Maine Power common stock and 6% Preferred Stock, voting together as a single class, on Proposal 1 will constitute a quorum for purposes of action to be taken on this Proposal. Abstentions, votes withheld from nominees for director, and broker non-votes will be counted in determining whether a quorum exists.

         Required Votes; Cumulative Voting for Directors.  The holders of Central Maine Power's common stock and 6% Preferred Stock, voting together as a single class, will be asked to take action on one proposal, which is discussed under "PROPOSAL 1" in this Information Statement.

         Proposal 1.  In Proposal 1, the shareholders will be asked to elect three directors to the Central Maine Power Board of Directors for one-year terms. Director nominees who receive the greatest number of votes cast will be elected, even though a nominee may not receive a majority of the votes cast. Votes withheld from a nominee for director will be counted in determining the total number of votes cast with respect to that nominee and will have the same effect as a vote against that nominee.

         Under the By-Laws of Central Maine Power, the election of directors at each Annual Meeting may, at the option of any shareholder, be by cumulative voting. Under cumulative voting, each shareholder having the right to vote for directors at the 2005 Annual Meeting is entitled to as many votes as pertain to the shares of stock owned by that shareholder multiplied by the three directors to be elected under Proposal 1, and may cast all of those votes for a single director or may distribute them among the directors to be voted for, or any two of them, as that shareholder sees fit. A shareholder entitled to vote for directors at the Annual Meeting who wishes to vote cumulatively must give written notice of his or her intention to vote cumulatively to the President or the Vice President-Controller, Treasurer & Clerk of Central Maine Power before the meeting or announce his or her intention to vote cumulatively to the President or the Vice President-Controller, Treasurer & Clerk of Central Maine Power before the meeting or announce his or her intention to vote cumulatively at the meeting before the voting for directors begins. If a shareholder gives that notice or makes that announcement, then all shareholders entitled to vote for directors at the meeting will be entitled to cumulate their votes.

PROPOSAL 1

ELECTION OF DIRECTORS

         The Board of Directors of Central Maine Power currently has three members. At the Annual Meeting, the holders of Central Maine Power common stock and 6% Preferred Stock will be asked to elect Wesley W. von Schack, Kenneth M. Jasinski, and Sara J. Burns to the Central Maine Power Board of Directors. (See the information listed below about each nominee.) Each of these nominees has indicated his or her willingness to serve as a director if elected. These individuals will serve as directors for one-year terms.

         Set forth below is information about each nominee:

Directors

Sara J. Burns  (49) President of Central Maine Power Company, Augusta, ME. Director since September 1998.(1)

Kenneth M. Jasinski  (56) Executive Vice President and Chief Financial Officer of Energy East, Albany, NY and Portland, ME. Mr. Jasinski was Executive Vice President, General Counsel and Secretary of Energy East from August 2000 to February 2002, Executive Vice President and General Counsel of Energy East from April 1999 to August 2000. Director since September 2000.(1)

Wesley W. von Schack  (60) Chairman, President & Chief Executive Officer of Energy East, Albany, NY and Portland, ME. Director of: Energy East, Albany, NY and Portland, ME; Mellon Financial Corporation and Mellon Bank, N.A., Pittsburgh, PA; AEGIS Insurance Services, Inc., Jersey City, NJ; and Gettysburg National Battlefield Museum Foundation, Washington, D.C. Trustee of the American Gas Foundation, Washington, D.C. Mr. von Schack has been Chairman, President and Chief Executive Officer and a director of Energy East (including its predecessor company) since 1996. Director since September 2000.(1)
_______________

(1)   None of the directors receive compensation for serving as directors of the Company because they are officers of Energy East or certain of its subsidiaries.

Officers

Sara J. Burns  (49) President of Central Maine Power Company, Augusta, ME. President and Director since September 1998.

Kathleen A. Case (56) Vice President- Customer Services, since September 2001.

Douglas A. Herling (42) Vice President- Operations, since September 2001.

Stephen G. Robinson (47) Vice President- Technical Services, since September 2001.

R. Scott Mahoney (39) Vice President- Controller, Treasurer & Clerk, since June 2004.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth the name and address of each shareholder known to be the beneficial owner of 5 percent or more of the outstanding shares of Central Maine Power 6% Preferred Stock, the number of shares beneficially owned, and the percentage of shares owned as of May 5, 2005.

Shares of 6% Preferred Stock
Name and Address	Beneficially Owned	Percentage of Class

William L. Nyhan and Christine M. Nyhan Trust 1825 Spindrift Drive La Jolla, CA 92037	1,675	29.32%(1)
CMP Group, Inc. 83 Edison Drive Augusta, ME 04336	533	9.33%(2)
Claire S. Sanders 10 Crosby Street Orono, ME 04473	300	5.25%

_______________

(1)   Shares held by the William L. Nyhan and Christine M. Nyhan Trust represent 29.32 percent of the voting power of the 6% Preferred Stock and approximately .05 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock, which will vote together as a single class at the Annual Meeting on all proposals described in this Information Statement.

(2)   CMP Group has sole power to vote and dispose of these shares. Shares held by CMP Group represent 9.33 percent of the voting power of the 6% Preferred Stock. As a result of its ownership of all 31,211,471 issued and outstanding shares of Central Maine Power common stock, representing 3,121,147 votes, and its 533 shares of Central Maine Power 6% Preferred Stock, representing 533 votes, CMP Group holds 99.8 percent of the combined voting power of the Central Maine Power common stock and 6% Preferred Stock. Shares of Central Maine Power common stock and 6% Preferred Stock will vote together as a single class at the Annual Meeting on all proposals described in this Information Statement.

         The following table indicates the number of shares of Energy East common stock, and Energy East common stock equivalent units beneficially owned as of April 1, 2005, by each director, each of the officers named in the Summary Compensation Table included elsewhere herein, and by the seven current directors and officers as a group and the percent of the outstanding securities so owned.

Name	Energy East Common Stock Beneficially Owned(1)	Percent of Class

Sara J. Burns	45,383	(3)
Douglas A. Herling	13,246	(3)
Kathleen A. Case	37,306	(3)
Kenneth M. Jasinski	249,768(2)	(3)
R. Scott Mahoney	17,775	(3)
Stephen G. Robinson	13,816	(3)
Wesley W. von Schack	1,376,262	(3)
7 current directors and officers as a group	1,753,556	1.2%

_______________

(1)   Includes shares of Energy East common stock that may be acquired through the exercise of stock options that are exercisable currently. The number of shares which may be acquired, and by whom, are as follows: Ms. Burns, 23,987; Mr. Herling, 6,787; Ms. Case, 31,787; Mr. Jasinski, 178,744; Mr. Mahoney, 13,453, Mr. Robinson 6,787; Mr. von Schack, 1,095,215; and all current directors and officers as a group, 1,356,760

(2)   Includes 200 shares held by Mr. Jasinski in a custodial account for the benefit of his daughter to which he expressly disclaims beneficial ownership.

(3)   Less than 1% of the outstanding common stock of Energy East.

Code of Ethics

     All of the company's directors and employees, including its principal executive, financial and accounting officers are subject to the Energy East Code of Conduct. The Energy East Code of Conduct is available on Energy East's website: www.energyeast.com.

Section 16(a) Beneficial Ownership Reporting Compliance

         The Company believes that during 2004 all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 were satisfied by its directors and executive officers.

Executive Compensation

     The following sets forth certain information relating to cash and noncash compensation for each of the last three fiscal years for Ms. Burns and the next four highest compensated officers of the company. The following also sets forth certain information relating to benefits and to change in control arrangements for the company's officers.
Summary Compensation Table
		Annual Compensation		Long-Term Compensation
				Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Restricted Stock(1)	Options/ SARs (#)	Long-Term Incentive Plan	All Other Compensation(2)

Sara J. Burns President	2004 2003 2002	$296,539 300,000 300,000	$204,000 181,286 240,000	$143,340 115,200 -	20,000 20,000 60,000	- - -	$24,887 42,087 4,520
Douglas A. Herling Vice President	2004 2003 2002	148,269 147,695 131,560	45,900 34,243 51,312	45,391 36,480 -	- - 26,000	- - -	6,747 6,315 5,164
Kathleen A. Case Vice President	2004 2003 2002	128,500 128,750 120,000	44,200 34,914 68,200	45,391 36,480 -	- - 26,000	- - -	5,558 5,191 2,557
Stephen G. Robinson Vice President	2004 2003 2002	128,500 128,250 116,000	44,200 29,677 43,650	45,391 36,480 -	- - 26,000	- - -	5,406 5,019 4,567
R. Scott Mahoney Vice President - Controller, Treasurer & Clerk	2004 2003 2002	126,077 103,483 93,500	44,200 30,886 25,143	47,120 - -	10,000 - 6,000	- - -	5,130 4,249 3,791

_______________

(1) As of December 31, 2004, the aggregate restricted stock holdings and their value, for Ms. Burns, Mr. Herling, Ms. Case and Messrs. Robinson and Mahoney were 12,000 shares ($320,160), 3,800 shares ($101,384), 3,800 shares ($101,384), 3,800 shares ($101,384) and 1,900 shares ($50,692), respectively, under the Energy East Restricted Stock Plan. Dividends on restricted stock are paid as compensation prior to vesting and after vesting are paid in a manner consistent with dividends on non-restricted Energy East common stock.

On January 1, 2005, certain restricted stock vested based on Energy East's achievement of common stock performance measures in 2004. The number of shares of restricted stock that vested for Ms. Burns, Mr. Herling, Ms. Case and Mr. Robinson were 3,000, 950, 950 and 950, respectively.

(2) In 2004 the company contributed for Ms. Burns, Mr. Herling, Ms. Case, and Messrs. Robinson and Mahoney $6,800, $5,931, $5,140, $5,140 and $5,043, respectively, under the Tax Deferred Savings Plan. The company also contributed $120 for Mr. Robinson under the Employees' Stock Purchase Plan. The company made a payment of $17,637 for Ms. Burns for financial planning services. The company made payments of $450, $120, $418, $146 and $87 for Ms. Burns, Mr. Herling, Ms. Case, and Messrs. Robinson and Mahoney, respectively, for group term life insurance. The company provided a benefit of $696 for Mr. Herling for his use of a company vehicle.

Option/SAR Grants in Last Fiscal Year (2004)
	Individual Grants

Name	Number of Securities Underlying Options/SARs Granted(1)	Percentage of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price per share	Expiration Date	Grant Date Present Value

Sara J. Burns	20,000(2)	1.53%	$23.89	02/12/14	$60,600(3)
R. Scott Mahoney	10,000(4)	0.76%	$25.11	10/15/14	$28,400(5)

___________

(1) Pursuant to the Energy East 2000 Stock Option Plan, participants were granted options to purchase a specified number of shares of Energy East common stock at specified exercise prices. These options were granted in tandem with stock appreciation rights and are for a term of ten years from the date of grant. The exercise price of an option or tandem stock appreciation right may not be less than 100% of the closing price of an Energy East share determined on the last trading date before such option and tandem stock appreciation right are granted. The exercise of an option or a tandem stock appreciation right will result in a corresponding cancellation of the related stock appreciation right or option to the extent of the number of shares of Energy East common stock as to which the option or the stock appreciation right was exercised. Replacement options are granted to participants at the time of an exercise of an option to the extent that all or any portion of the option exercise price or taxes incurred in connection with the exercise of the option are paid for by using other shares of Energy East common stock or by the withholding of Energy East common stock. The replacement option is granted for the number of shares the participant tenders to pay the exercise price or taxes incurred. Replacement options will first be exercisable no earlier than six months from the date of their grant and will have an expiration date equal to the expiration date of the original option. The options are transferable to family members and certain entities under certain circumstances.

(2) The options and tandem stock appreciation rights were granted on February 12, 2004, and the right to exercise vests in three installments as follows: (a) 33 1/3% vested on grant date, February 12, 2004; (b) an additional 33 1/3% vested on January 1, 2005; and (c) the remaining 33 1/3% will vest on January 1, 2006.

(3) There is no assurance the value realized will be at or near the value based on the Black-Scholes option-pricing model. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 20.67%; risk-free interest rate, 3.52%; dividend yield, 4.74%; and an expected term before exercise of 5.88 years.

(4) The options and tandem stock appreciation rights were granted on October 15, 2004, and the right to exercise vests in three installments as follows: (a) 33 1/3% vested on grant date, October 15, 2004; (b) an additional 33 1/3% vested on January 1, 2005; and (c) the remaining 33 1/3% will vest on January 1, 2006.

(5) There is no assurance the value realized will be at or near the value based on the Black-Scholes option-pricing model. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the "Grant Date Present Value," the following common assumptions were used: stock price volatility, 17.99%; risk-free interest rate, 3.61%; dividend yield, 4.63%; and an expected term before exercise of 5.88 years.
Aggregated Option/SAR Exercises in Last Fiscal Year (2004) and Fiscal Year-End Option/SAR Values
			Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End

Name	Shares Acquired on Exercise	Value Realized(1)	Exercisable	Unexercisable

Sara J. Burns	138,333	$868,965	6,666	20,001
Douglas A. Herling	40,000	236,600	4,333	1,667
Kathleen A. Case	15,000	80,100	29,333	1,667
Stephen G. Robinson	30,000	161,000	4,333	1,667
R. Scott Mahoney	-	-	7,666	8,334

	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(2)

Name	Exercisable	Unexercisable

Sara J. Burns	$18,598	$87,738
Douglas A. Herling	22,308	9,052
Kathleen A. Case	204,478	9,052
Stephen G. Robinson	22,308	9,052
R. Scott Mahoney	27,861	19,519

_______________

(1) The "Value Realized" is equal to the difference between the option exercise price and the closing price of a share of Energy East common stock on the New York Stock Exchange on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End" is equal to the difference between the option exercise price and the closing price of $26.68 per share of Energy East common stock on the New York Stock Exchange on December 31, 2004.

Pension Plan

     The following table sets forth the maximum retirement benefits payable to officers who retire at age 65, in specified compensation and years of service classifications, pursuant to the Retirement Income Plan for Non-Union Employees as it presently exists, and assuming no optional payment form is elected. The amounts listed below reflect the reduction for Social Security benefits. There are no other offset amounts.

Average Annual Salary*	Years of Service

	15	20	25	30	35

$400,000	$46,900	$62,600	$78,200	$93,900	$97,400
350,000	46,900	62,600	78,200	93,900	97,400
300,000	46,900	62,600	78,200	93,900	97,400
250,000	46,900	62,600	78,200	93,900	97,400
200,000	46,200	61,600	77,000	92,400	95,800
150,000	33,400	44,600	55,700	66,900	69,000
100,000	20,700	27,600	34,500	41,400	42,300

__________

*   Average of the salaries, including amounts listed under "Bonus" in the Summary Compensation Table, and not including other amounts listed under "Long-Term Compensation Awards, Restricted Stock Awards, Options/SARs, Payouts Long-Term Incentive Plan," and "All Other Compensation" in the Summary Compensation Table for the five highest paid consecutive years of employment service preceding retirement.

     The Retirement Income Plan for Non-Union Employees provides retirement benefits for full-time non-union employees, including officers of the company, based on length of service and the average annual eligible compensation for the five highest paid consecutive years of employment service preceding retirement. Retirement benefits under the Retirement Income Plan for Non-Union Employees are computed on an actuarial basis and are payable as a single life annuity.

     Mr. Herling, Ms. Case and Messrs. Robinson and Mahoney have 22, 12, 20 and 9 credited years of service, respectively, under the Retirement Income Plan for Non-Union Employees.

     Ms. Burns participates in both the Retirement Income Plan for Non-Union Employees and the Energy East Supplemental Executive Retirement Plan ("Energy East SERP"). The following table sets forth the maximum retirement benefits payable to executive officers who participate in the Energy East SERP and retire at age 60 or later, in specified compensation and years of service classifications, pursuant to the Energy East SERP as it presently exists, and assuming no optional payment form is selected. The amounts listed below reflect the reduction for Social Security benefits. There are no other offset amounts.
Average Annual Salary*	Years of Service

	10	15	20	25	30	35	40**

$700,000	$192,000	$297,000	$339,000	$381,000	$423,000	$465,000	$507,000
600,000	162,000	252,000	288,000	324,000	360,000	396,000	432,000
500,000	132,000	207,000	237,000	267,000	297,000	327,000	357,000

__________

*   Average of the salaries, including amounts listed under "Bonus" in the Summary Compensation Table, and not including other amounts listed under "Long-Term Compensation Awards, Restricted Stock Awards," "Options/SARs," "Payouts Long-Term Incentive Plan," and "All Other Compensation" in the Summary Compensation Table for the highest three consecutive years of salary within the last five years of employment service.

**  Maximum years of employment service for Energy East SERP purposes.

     The Energy East SERP provides that key employees, including certain executive officers of Energy East and certain subsidiaries, who have completed five years of service, and who terminate employment prior to becoming eligible for the Energy East SERP benefit described in the next sentence, shall receive the full benefits of the Retirement Income Plan for Non-Union Employees without regard to any limitations imposed by the federal tax law. Participants who have at least five years of service, and who retire at age 55 or later, shall receive a total retirement benefit (including benefits under the Retirement Income Plan for Non-Union Employees and Social Security), based on years of service, of up to 75% of the average of their highest three consecutive years of eligible compensation (including base pay plus AEIP awards) within the last five years of employment. Benefits payable prior to age 60 are reduced for early retirement.

     Ms. Burns has 17 credited years of service under the Retirement Income Plan for Non-Union Employees and the Energy East SERP.

Employment, Change In Control and Other Arrangements

     The company has entered into an employment agreement with Ms. Burns for a term of three years beginning on September 1, 2000, which is automatically extended each month unless either the company, Energy East, or Ms. Burns gives written notice that the agreement will not be extended. Ms. Burns' agreement provides for her employment as President of the company at a base salary of $300,000, and for her eligibility for participation in all of the company's incentive compensation, fringe benefit and employee benefit plans on the same basis as other executives and key management employees. The agreement provides that, if Ms. Burn's employment is terminated by the company other than for cause or disability or by her for good reason, she will receive (i) payments of base salary at the rate in effect at the time of termination for the remainder of the term of the employment agreement, (ii) incentive compensation for the remainder of the term of the employment agreement, calculated on the basis of the value of short-term incentive compensation paid to her in the most recently completed fiscal year and the value of any long-term incentive compensation awards determined on the projected target value of the awards,(iii) continuation of all employee welfare benefits for the remainder of the term of the employment agreement, (iv) outplacement services costing up to $10,000, and (v) a lump sum payment equal to the value of the fringe benefits that she would have received through the term of the employment agreement and any unreimbursed expenses. In the event that any payments made under the agreement would subject Ms. Burns to federal excise tax or interest or penalties with respect to such federal excise tax, she will be entitled to be made whole for the payment of any such taxes, interest or penalties.

      The company has entered into employment agreements with Messrs. Herling and Robinson and Ms. Case that provide for severance benefits in the event that the individual's employment is terminated by the company other than for cause or disability or by the individual for good reason. The agreements continue through April 2006 and are automatically extended for successive one-year periods unless either the company or the individual gives written notice that the agreement will not be extended. The individual is entitled to receive an amount equal to one times the individual's then annual base salary, plus continuation of medical and other benefits under the company's group benefit plans and limited outplacement services. The individual is also entitled to receive an amount equal to one times the individual's then annual base salary as compensation for the individual's agreement not to compete, subject to forfeiture if the individual competes during the twelve-month period immediately following termination of employment. In the event that any payments made under the agreement would subject the individual to federal excise tax or interest or penalties with respect to such federal excise tax, total severance payments will be reduced to a level where the tax will be eliminated.

     In the event of a change in control of Energy East, participants in the Energy East Annual Executive Incentive Plan ("AEIP") will be paid an amount which includes all earned but unpaid awards, a pro rata portion of any award with respect to the year in which such change in control occurs, and if the AEIP continues in effect for the remainder of the performance period, an additional payment at the end of the year in which such change in control occurs to the extent that the award earned under the normal terms of the AEIP exceeds the amount paid upon such change in control.

     The Energy East SERP provides that, in the case of a change in control, a participant with 5 or more years of service may receive the present value of any SERP benefits in a lump sum, if the participant has so elected upon commencement of participation.

     The Compensation and Management Succession Committee of the Board of Directors of Energy East in its discretion may take certain actions in order to preserve, in the event of a change in control of Energy East, a participant's rights under an award issued pursuant to the 2000 Stock Option Plan or the Restricted Stock Plan.

     Grantor trusts have been established to provide for the payment of certain employee and director benefits, including severance benefits that might become payable after a change in control of Energy East.

Director Nomination Process

         The Company does not have a Nominating Committee. The full Board, with input from Energy East's chief executive officer, identifies director nominees. CMP Group owns all of the Company's common stock, and, as a result, CMP Group's affirmative vote is sufficient to elect director nominees. Consequently, the Board has not established a procedure for preferred shareholders to nominate potential candidates for director nominees.

Communications to the Board

         Communications to the Board as a whole or to any individual members of the Board can be sent to the Company's Vice President-Controller, Treasurer & Clerk at Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336.

Board Attendance at Annual Meeting of Shareholders

         The Board does not have a policy relating to attendance at the Company's annual meeting of shareholders by directors. The Company does not solicit proxies for the election of directors because the affirmative vote of CMP Group is sufficient to elect the nominees. Consequently, a policy encouraging directors to attend the annual meeting of shareholders is not necessary. One of the Company's current directors attended the Company's 2004 annual meeting of shareholders.

Independent Accountants

         The Company has appointed PricewaterhouseCoopers LLP, a firm of independent certified public accountants, as auditors for the year 2005. Representatives of PricewaterhouseCoopers are not expected to be present at the meeting. They are expected to be available to answer questions you may have. During 2003, PricewaterhouseCoopers, in addition to performing audit services, performed certain audit-related and other services for the Company. The audit committee of Energy East, the ultimate parent corporation of the Company, has considered the possible effect that the performance of such audit-related and other services has on PricewaterhouseCoopers' independence. The following fees were paid to PricewaterhouseCoopers during 2004 and 2003:

Audit Fees

     Aggregate fees billed to or allocated to the company by Energy East as part of its consolidated audits for each of the last two fiscal years for professional services rendered for the audit of the company's consolidated annual financial statements and the reviews of the financial statements included in the company's Forms 10-Q for the year 2004 were $314,757 and for the year 2003 were $200,078.

Audit-Related Fees

     Aggregate fees billed to or allocated to the company by Energy East for each of the last two fiscal years for assurance and related services reasonably related to the performance of the audit of the company's consolidated annual financial statements and the reviews of the financial statements included in the company's Forms 10-Q for the year 2004 were $457,008 and for the year 2003 were $28,978, consisting of the following:

	2004 Fees	2003 Fees
Benefit Plan Audits	$75,557	$28,978
Sarbanes-Oxley	$380,680	-
Consent and Comfort Letters	$771	-

Tax Fees

     Aggregate fees billed to or allocated to the company by Energy East for each of the last two fiscal years for professional tax services rendered for the year 2004 were $9,339 and for the year 2003 were zero, consisting of the following:

	2004 Fees	2003 Fees
Tax Compliance and Refunds	$9,339	-

All Other Fees

     The company did not engage PricewaterhouseCoopers to provide any other services during 2004.

Audit Committee

     The Audit Committee of Energy East, which serves as the Audit Committee for the company, has not adopted pre-approval policies or procedures. In addition, none of the services described above were approved under the "de minimis" service exception. Further information regarding Energy East's Audit Committee is set forth in Energy East's proxy statement filed with the Securities and Exchange Commission on April 20, 2005.

Compensation Committee

         The Company does not have a Compensation Committee, however, the full Board sets the compensation for senior management and follows the principles of the Energy East compensation program. The Company's overall compensation strategy is designed to manage the Company toward enhanced profitability and increased shareholder value by aligning the financial interests of senior management with those of shareholders, and rewarding senior management for superior corporate and individual performance. Further information regarding Energy East's compensation program is set forth in Energy East's proxy statement filed with the Securities and Exchange Commission on April 20, 2005.